PRESS RELEASE
                     -------------

PATAPSCO BANCORP, INC.
For further information contact Joseph Bouffard, President
                                410-285-9327

        PATAPSCO BANCORP, INC. ANNOUNCES STOCK
                  REPURCHASE PROGRAM

Baltimore, MD. November 24, 1998 - Patapsco Bancorp, Inc. (OTC, Electronic Bulletin Board: PATD), the parent company of The Patapsco Bank, announced today that it is commencing a stock repurchase program to acquire up to 18,000 shares of the Corporation's common stock, which represents approximately 5% of the outstanding common stock. The program will be dependent upon market conditions and there is no guarantee as to the exact number of shares to be repurchased by the Corporation.

     Joseph J. Bouffard, President of the Corporation, stated that the Board of Directors has authorized the repurchase program, which is expected to be completed within 12 months.
Mr. Bouffard explained that the Board of Directors considers the Corporation's common stock to be an attractive investment. It is expected that a reduction in the amount of the Corporation's outstanding stock will have the effect of increasing the Corporation's per share earnings and return on equity.

     According to Mr. Bouffard, the repurchases generally will be effected through open market purchases, although he did not rule out the possibility of unsolicited negotiated transactions or other types of repurchases.

     As of September 30, 1998 Patapsco Bancorp, Inc. reported assets of $89.0 million and total stockholders' equity of $9.4 million.

     The Patapsco Bank serves Baltimore County and surrounding communities from its office located in Dundalk, Maryland.